FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

Salt Lake City, Utah

A Stock Life Insurance Company

Fidelity Lifetime Reserves SM

Flexible Premium Variable Universal Life Insurance Policy

Nonparticipating - No Annual Dividend

In consideration of the Premiums paid under this Policy, Fidelity Investments Life Insurance Company (the "Company") agrees to pay the Insurance Proceeds of this Policy to the Beneficiary if the Insured dies while this Policy is in force, and to provide other rights and benefits, in accordance with the terms of this Policy.

Read This Policy Carefully. This is a legal contract between the Owner ("you") and the Company.

Right to Cancel This Policy During Free Look Period. You may cancel this Policy by returning it, together with a written cancellation notice, to the Company's Service Center before the end of the Free Look Period. The Free Look Period is [10] days after you receive the Policy, unless this is a replacement policy, in which case the Free Look Period is [20] days after you receive the policy. If you cancel the Policy during the Free Look Period, the Company will refund: your Premium payments without adjustment for investment performance only if required by state law; otherwise the value of your Premium payments adjusted for the investment performance of the Investment Options you selected, as of the date the notice of cancellation is received. A cancelled Policy will be considered void from the beginning. The Service Center address and telephone number are:

P.O. Box 724677

Atlanta, GA, 31139

888-343-5433

The amount of the Insurance Proceeds payable under this Policy may vary based on the investment performance of the Investment Options you select. See "Death Benefit and Insurance Proceeds". This Policy has a Cash Surrender Value, which will increase or decrease based on the performance of the Investment Options you select. See "Policy Account Value and Investment Option Values".

There is no guaranteed minimum Insurance Proceeds or Cash Surrender Value. You could lose the entire amount you allocate to the Investment Options, and there may be no Death Benefit or Insurance Proceeds unless you make additional Premium payments to keep the Policy in force.

Receiving money from this Policy, including accelerated benefit payments, may have tax consequences. You should seek the advice of a personal tax adviser before requesting money or benefit payments.

Signed for the Company at its Executive Office in Boston, Mass.

/s/Melanie Calzetti Spahr	/s/David J. Pearlman
President	Secretary

Policy Schedule
Policy Number:	[Z0000000]
Insured's Name:	[John Doe]
Issue State:	[UT]
Insured's Risk Class:	[Preferred Non-Tobacco]
Insured's Issue Age and Gender:	[55 / Male]
Issue Date:	[January 1, 2003]
Policy Date:	[January 1, 2003]
Policy Face Amount:	[$500,000.00]
Death Benefit Option:	[Option A]
Life Insurance Qualification Test:	[Cash Value Accumulation Test]
Extended Maturity Date:	[January 1, 2048]
Riders: Rider 1 Rider 2 Rider 3 Rider 4	[Total Disability Premium Payment Rider] [Children's Term Rider]
Planned Annual Premium: [$6,985.00]
Minimum Subsequent Premium Payment: [$50.00]
Guaranteed Fixed Account Interest Rate: [ 1 ]% per year compounded annually

Policy Loan Interest:

We will charge and credit interest to the Loan Account at the following annual rates:

Policy Year	Interest Rate Charged	Interest Rate Credited
0-10	6%	4%
11+	6%	5.75%

Policy Charges and Deductions:

Charge	When Charge is Deducted	Amount Deducted
Premium Taxes:	Upon any premium payment	Based on applicable state tax rate
Policy Charge:	Monthly	$5
Cost of Insurance:	Monthly	Varies- See Schedule Page for Details
Mortality and Expense Risk Fees: (charged on and deducted from Investment Options ONLY)	Daily based on annual rates	Years 1- 20: 1.00% annually Years 21+: 0.40% annually
Maximum Exchange Charge:	May be charged on Exchanges that exceed certain limits	[ $20.00 ]
Total Disability Premium Payment Rider Schedule

Policy Number: [Z0000000]

Name of Insured: [John Doe]

Class Factor: (1 or 2) [1]

Monthly Disability Benefit Amount: [$582.08]

Guaranteed Monthly Rider Charge Rate Table (Per $1.00 of Disability Benefit Amount):

Attained			Attained			Attained
Age	Male	Female	Age	Male	Female	Age	Male	Female

18	$0.032	$0.055	34	$0.034	$0.056	50	$0.047	$0.061
19	0.032	0.055	35	0.034	0.056	51	0.050	0.064
20	0.032	0.056	36	0.034	0.056	52	0.054	0.066
21	0.032	0.056	37	0.035	0.056	53	0.059	0.070
22	0.033	0.056	38	0.035	0.056	54	0.065	0.073
23	0.033	0.056	39	0.035	0.056	55	0.072	0.077
24	0.033	0.056	40	0.036	0.056	56	0.079	0.080
25	0.033	0.056	41	0.036	0.056	57	0.086	0.082
26	0.033	0.056	42	0.037	0.056	58	0.094	0.083
27	0.033	0.056	43	0.038	0.056	59	0.102	0.083
28	0.033	0.056	44	0.038	0.056	60	0.049	0.037
29	0.033	0.056	45	0.039	0.056	61	0.046	0.032
30	0.033	0.056	46	0.040	0.056	62	0.041	0.026
31	0.033	0.056	47	0.041	0.057	63	0.046	0.025
32	0.034	0.056	48	0.043	0.058	64	0.054	0.026
33	0.034	0.056	49	0.045	0.059

Please refer to the "Total Disability Premium Payment Rider" attached to this policy for further details.

Total Disability Waiver of Monthly Deduction Rider Schedule

Policy Number: [Z0000000]

Class Factor: (1 or 2) [1]

Guaranteed Monthly Rider Charge Rate Table (Per $1.00 of Monthly Deduction):

Attained			Attained			Attained
Age	Male	Female	Age	Male	Female	Age	Male	Female

18	$0.043	$0.070	34	$0.051	$0.080	50	$0.085	$0.107
19	0.044	0.071	35	0.052	0.082	51	0.091	0.110
20	0.044	0.071	36	0.053	0.083	52	0.096	0.113
21	0.044	0.071	37	0.054	0.085	53	0.103	0.116
22	0.045	0.071	38	0.055	0.086	54	0.111	0.119
23	0.045	0.072	39	0.056	0.088	55	0.121	0.122
24	0.046	0.072	40	0.057	0.089	56	0.133	0.124
25	0.046	0.072	41	0.058	0.090	57	0.147	0.126
26	0.046	0.072	42	0.059	0.090	58	0.163	0.128
27	0.047	0.072	43	0.060	0.090	59	0.181	0.130
28	0.047	0.073	44	0.062	0.091	60	0.065	0.043
29	0.047	0.073	45	0.064	0.092	61	0.060	0.036
30	0.048	0.074	46	0.067	0.094	62	0.053	0.030
31	0.049	0.075	47	0.071	0.097	63	0.062	0.030
32	0.049	0.077	48	0.075	0.100	64	0.072	0.060
33	0.050	0.079	49	0.080	0.104

Please refer to the "Total Disability Waiver of Monthly Deductions Rider" attached to this policy for further details.

Children's Term Rider Schedule

Policy Number: [Z0000000]

Monthly Charge: $5

Name of any Child(ren) excluded from coverage:

[Joseph Doe]

Rider Effective Date: [January 1, 2003]

Please refer to the "Children's Term Rider" attached to this policy for further details.

Table of Cash Value Accumulation Test Factors
  This Policy will be tested for federal income tax purposes using the Cash Value Accumulation Test.
  The Death Benefit will not be less than: (a) 1,000 times the Policy Account Value, divided by (b) the Net Single Premium Factor per $1,000 of Death Benefit.
Insured's Attained Age	Net Single Premium Factor	Insured's Attained Age	Net Single Premium Factor	Insured's Attained Age	Net Single Premium Factor
[55]	[397.56]	[70]	[647.83]	[85]	[828.55]
[56]	[412.29]	[71]	[662.04]	[86]	[837.44]
[57]	[427.64]	[72]	[675.92]	[87]	[845.84]
[58]	[443.63]	[73]	[689.75]	[88]	[853.83]
[59]	[460.30]	[74]	[703.26]	[89]	[861.56]
[60]	[477.67]	[75]	[716.38]	[90]	[869.16]
[61]	[495.77]	[76]	[729.11]	[91]	[876.80]
[62]	[514.63]	[77]	[741.45]	[92]	[884.68]
[63]	[534.28]	[78]	[753.45]	[93]	[893.03]
[64]	[554.76]	[79]	[765.16]	[94]	[902.18]
[65]	[576.11]	[80]	[776.62]	[95]	[912.36]
[66]	[590.50]	[81]	[787.80]	[96]	[923.66]
[67]	[604.87]	[82]	[798.68]	[97]	[935.99]
[68]	[619.22]	[83]	[809.15]	[98]	[948.89]
[69]	[633.54]	[84]	[819.12]	[99]	[961.54]
Table of Guideline Premium Test Percentages
  This Policy will be tested for federal income tax purposes using the Guideline Premium Test.
  The total Death Benefit will not be less than the Policy Account Value multiplied by the applicable percentage from the following table.

Corridor Percentages

(Attained Age at the Beginning of the Policy Year)

Age	%	Age	%	Age	%	Age	%
0-40	250	50	185	60	130	70	115
41	243	51	178	61	128	71	113
42	236	52	171	62	126	72	111
43	229	53	164	63	124	73	109
44	222	54	157	64	122	74	107
45	215	55	150	65	120	75-90	105
46	209	56	146	66	119	91	104
47	203	57	142	67	118	92	103
48	197	58	138	68	117	93	102
49	191	59	134	69	116	94	101
						95-99	100
Table of Guaranteed Maximum Cost of Insurance Rates

Monthly Rates Per $1,000.00 of the Net Amount at Risk

Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate
[55]	[0.18]	[70]	[2.93]	[85]	[13.37]
[56]	[0.18]	[71]	[3.30]	[86]	[14.70]
[57]	[0.18]	[72]	[3.62]	[87]	[16.08]
[58]	[0.18]	[73]	[4.04]	[88]	[17.50]
[59]	[0.18]	[74]	[4.52]	[89]	[18.97]
[60]	[0.18]	[75]	[5.04]	[90]	[20.51]
[61]	[0.18]	[76]	[5.59]	[91]	[22.17]
[62]	[0.18]	[77]	[6.18]	[92]	[23.99]
[63]	[0.18]	[78]	[6.79]	[93]	[26.07]
[64]	[0.18]	[79]	[7.44]	[94]	[28.78]
[65]	[1.78]	[80]	[8.16]	[95]	[32.82]
[66]	[1.97]	[81]	[8.97]	[96]	[39.64]
[67]	[2.18]	[82]	[9.90]	[97]	[53.07]
[68]	[2.41]	[83]	[10.95]	[98]	[83.33]
[69]	[2.65]	[84]	[12.12]	[99]	[83.33]

Basis of Values: Guaranteed maximum cost of insurance rates are based on 1980 CSO Mortality Table--Age Nearest Birthday, with distinction for the Insured's gender (except where unisex rates are required) and smoking status.

List of Investment Options

FIDELITY VIP

[Asset Manager sm ]

[Asset Manager: Growth ® ]

[Balanced]

[Contrafund® ]

[Equity-Income]

[Growth]

[Growth & Income]

[Growth Opportunities]

[High Income]

[Index 500]

[Investment Grade Bond]

[Mid Cap]

[Money Market]

[Overseas]

[Consumer Industries]

[Cyclical Industries]

[Financial Services]

[Health Care]

[Natural Resources]

[Technology]

[Telecommunications & Utilities Growth]

MORGAN STANLEY

[Emerging Markets Debt]

[Emerging Markets Equity]

[Global Value Equity]

[International Magnum]

PBHG

[Growth II]

[Select Value]

[Select 20]

[Small Cap]

[Technology & Communications]

STRONG

[Mid Cap Growth Fund II]

[Opportunity Fund II]

CREDIT SUISSE

[International Focus]

[Global Post-Venture Capital]

[Small Cap Growth]

I. GENERAL DESCRIPTION OF POLICY

This is a flexible premium variable universal life insurance policy ("Policy"). In consideration of the Premiums paid under this Policy, Fidelity Investments Life Insurance Company (the "Company" or "we") agrees to pay the Insurance Proceeds of this Policy to the Beneficiaries if the Insured dies while this Policy is in force, and to provide other rights and benefits, in accordance with the terms of this Policy.

II. POLICY OWNERSHIP

The Policy belongs to you, the Owner(s) named in the Application for this Policy. See also, "Transferring Ownership and Assigning Policy Rights." While the Insured is living, the Owners may exercise all of the rights and options described in the Policy. If there are two Owners, both Owners must act together to change Beneficiaries, change the Face Amount or Death Benefit Option, or to request payment transactions, such as Surrenders, Partial Withdrawals, Loans and Accelerated Benefit payments. Either Owner may exercise other Policy rights, consistent with our then-current procedures.

A. THE BENEFICIARY

The Beneficiaries are those persons properly shown in the Company's records as being Beneficiaries on the date of death of the Insured. The Beneficiaries will receive the Insurance Proceeds after the Insured dies. You name Beneficiaries initially in the Application. You may change Beneficiaries in accordance with our procedures at any time while the Insured is alive, as described below.

You may designate Beneficiaries as Primary and Contingent. These designations are described below. You may also request alternate forms of beneficiary designation, subject to our acceptance. We reserve the right to reject any beneficiary designation we deem to be unadministerable.

You can designate several Primary or several Contingent Beneficiaries. The Primary Beneficiaries that survive the Insured share in any Insurance Proceeds. Shares will be equal, unless you provide otherwise in the Application or in a written notice received in good order at our Service Center while the Insured is alive.

If no Primary Beneficiary survives the Insured, then the surviving Contingent Beneficiaries will share the Insurance Proceeds. Each Contingent Beneficiary will receive an equal share of the Insurance Proceeds, unless you have instructed us otherwise in the Application or in a written notice received in good order at our Service Center while the Insured is alive. No Contingent Beneficiary will receive any Insurance Proceeds unless all of the Primary Beneficiaries die before the Insured.

If you designate Beneficiary shares, your instructions must specify each share as a whole number percentage. If the total does not equal 100% for the class receiving payment (Primary or Contingent), each Beneficiary's share will be determined by using a fraction, the numerator of which is the stated percentage for that Beneficiary, and the denominator of which is the total of the percentages for the Beneficiaries who will receive payment.

If all named Beneficiaries die before the Insured, we will pay the Insurance Proceeds to any surviving Owner(s). If no Owner survives the Insured, we will pay the estate of the last surviving Owner.

The consent of each irrevocable Beneficiary, if any, is needed to exercise any Policy rights except changing the amount or timing of Premiums, reinstating the Policy, changing Premium allocations, and exchanging among Investment Options and the Fixed Account.

You can change any Beneficiary, other than an irrevocable Beneficiary, while the Insured is alive by providing us with written notice, in a form acceptable to us. We reserve the right to reject any Beneficiary designation that we deem to be unadministerable, and may in our discretion require evidence that the proposed Beneficiary has an insurable interest, consistent with applicable law, in the life of the Insured. Any Beneficiary change is effective only as of the date we receive your written notice in good order at our Service Center. We are not liable for any payment or other actions we take consistent with valid Beneficiary designations we have on file at the time of the payment or action.

A Beneficiary generally may not pledge, commute, or otherwise encumber or transfer payments under the Policy before they are due.

B. DEATH OF POLICY OWNER

If you, the Owner, are not the Insured and if you die while the Insured is still alive, ownership of the Policy will generally pass to your estate. If you are the Insured, we will pay Insurance Proceeds upon your death as described below under "Insurance Proceeds and Death Benefit."

C. TRANSFERRING OWNERSHIP AND ASSIGNING POLICY RIGHTS

Any Owner may request to transfer his or her ownership interest in the Policy to a new Owner by providing a written notice to us at any time while the Insured is alive. Upon a change of Owner, the former Owner's ownership rights terminate and the new Owner will succeed to all of the former Owner's rights under the Policy. A transfer of ownership does not change the Beneficiary, and all ownership transfers are subject to any outstanding Policy loan.

You may also request to assign specific Policy rights to a creditor as collateral for a new or pre-existing obligation. Such an assignment does not cause a change of ownership, but your ownership rights and the interests of any Beneficiary will be subject to the assignment. Assignments of rights are subject to any outstanding Policy loan. We may require the written consent of a collateral assignee to exercise certain Policy rights, such as Surrenders, withdrawals, loans and the Accelerated Benefit.

We may in our discretion require evidence that any proposed transferee or assignee has an insurable interest in the life of the Insured, and we may refuse a request for a transfer of ownership or for an assignment for any reason as permitted or required by law.

With respect to ownership transfers or assignments of Policy rights, we are not:

Bound by any ownership transfer or assignment unless and until we receive a written notice of the transfer or assignment in good order at our Service Center;

Responsible for the validity of any ownership transfer or assignment or determining the extent of an assignee's interest;

Liable for any payment we make before we receive written notice of the transfer or assignment at our Service Center; or

Bound by an ownership transfer to more than one person, except for transfers to a married couple or to unmarried individuals where required by law.

III. WHEN COVERAGE TAKES EFFECT

The effective date of coverage is the Policy Date, provided ALL of the following three conditions are met: (1) When we issue the Policy to you, the proposed Insured is alive and in the same condition of health as described in the Application, (2) The Minimum Initial Premium has been paid, (3) The Application and any other forms we require have been completed and returned to our Service Center.

IV. DEATH BENEFIT AND INSURANCE PROCEEDS

We will pay Insurance Proceeds if the Insured dies while the Policy is in force. If all named Beneficiaries die before the Insured, we will pay the Insurance Proceeds to any surviving Owner(s). If no Owner survives the Insured, we will pay the estate of the last surviving Owner.

We will make payment in a lump sum, unless you and we have agreed to a different method of payment.

The Insurance Proceeds equal:

  The Death Benefit (described below); minus
  Any unpaid monthly charges; minus
  Any Loan Balances, including any accrued but unpaid interest; minus
  Any payment made under the Accelerated Benefit, including any accrued but unpaid interest on such a payment.

We calculate the Death Benefit and Insurance Proceeds as of the Valuation Day on or next following the date of the Insured's death. We will pay interest on Insurance Proceeds to the extent required by applicable state law.

We will make payment only after we receive due proof of the Insured's death that is acceptable to us, at our Service Center. We will ordinarily pay the Insurance Proceeds to the Beneficiaries within 15 days after receipt of proof of death. These payments may be delayed in the event that we exercise our right to seek additional evidence. See "Policy Validity," below. We may take longer to make a payment if we have difficulty locating a Beneficiary or determining the correct Beneficiaries.

Upon the payment of Insurance Proceeds, and any additional benefits then due under a Policy Rider, the Policy and all Riders will terminate, except that a Children's Term Rider will continue in force until its termination as described in the Rider.

A. DEATH BENEFIT

The Death Benefit is based on three factors specified in the Policy Schedule: Face Amount, Death Benefit Option (A or B), and Tax Test.

If this Policy specifies Death Benefit Option A, the Death Benefit is the greater of:

  The Face Amount; or
  The minimum Death Benefit under the tax test you select.
  If this Policy specifies Death Benefit Option B, the Death Benefit is the greater of:
  The Face Amount plus the Policy Account Value; or
  The minimum Death Benefit under the tax test you select.
  Regardless of Death Benefit Option, the Death Benefit is reset to equal the Policy Account Value on the Extended Maturity date. See "Extended Maturity," below.
  The Policy must meet or exceed the minimum requirements of the tax test specified in the Policy Schedule: the Guideline Premium Test (GPT) or the Cash Value Accumulation Test (CVAT). The tax test cannot be changed.

B. CHANGING THE DEATH BENEFIT

After the first Policy Year and while the Policy is in force, you may make a written request to change the Face Amount or the Death Benefit Option or both. We reserve the right to discontinue permitting such changes.

We generally do not permit more than one such change in any 12 month period, and we do not permit changes while benefits are being paid under any Disability Rider. We reserve the right to reject any change that may, in our opinion, result in your Policy being disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code. We also reserve the right to require additional written instructions from you in the event that the requested change may, in our opinion, make your Policy a modified endowment contract ("MEC") under the Internal Revenue Code.

In order to request a change of your Face Amount or Death Benefit Option, you must submit a written request. If you request an increase in Face Amount or a change in Death Benefit Option which, in our opinion, increases our insurance risk, you must also provide additional evidence of the Insured's insurability, and any additional paperwork we may require, to our Service Center. The effective date of any requested change in your Death Benefit will be the next monthly Policy Processing Day following the date when we approve your request for a change. A change in Face Amount or Death Benefit Option has the effect of amending your Policy terms, and we will send you new Schedule pages to reflect this change.

1. Increasing the Face Amount

  You may request an increase in the Face Amount by submitting a written Application and providing evidence of insurability satisfactory to us at our Service Center.
  The minimum increase is $50,000.
  We will require that, on the effective date of an increase, and taking the increase into account, the Cash Surrender Value be at least equal to the monthly charges then due.
  An increase will be effective on the next Policy Processing Day following the date we approve the change, provided that the Insured is living on that date.
  Each increase in Face Amount will have its own Underwriting Class and Cost of Insurance Rates as determined at the time of the increase.
  We reserve the right to limit increases in the Face Amount to one increase in any twelve (12) month period.

2. Decreasing the Face Amount

  You may request a decrease in the Face Amount by submitting a written request to decrease the Face Amount, but you may not decrease the Face Amount below the applicable minimum initial Face Amount (generally $250,000).
  The minimum decrease is $25,000.
  Any decrease will be effective on the next Policy Processing Day following the date we approve your request.
  We decrease the Face Amount beginning with the most recent increase, then the next most recent increases in succession, and finally the initial Face Amount.

For purposes of determining the Cost of Insurance charge, any decrease will first be used to reduce the most recent increase, then the next most recent increases, and finally the initial Face Amount.

  3. Changing Death Benefit from Option A to Option B

In order for us to approve a change from Option A to Option B:

  The Policy must be in force;
  The current Face Amount must be greater than the minimum Death Benefit required by section 7702 of the Internal Revenue Code; and
  The change must not reduce the Face Amount below the minimum Face Amount we require to issue a Policy.
  If we approve a request from Option A to Option B, the following will occur:
  We first decrease the Face Amount (beginning with the most recent increase, then the next most recent increases in succession, and finally the initial Face Amount) by the Policy Account Value; and
  The Face Amount will be the Net Amount at Risk.

4. Changing Death Benefit from Option B to Option A

  In order for us to approve a change from Option B to Option A, the Policy must be in force. If we approve a request from Option B to Option A, the following will occur: The Face Amount will be increased by the Policy Account Value on the effective date of the change.

C. ACCELERATED BENEFIT

The Accelerated Benefit allows you to request partial payment of the Insurance Proceeds to you as a living benefit if the Insured is diagnosed with a terminal illness and is expected to live less than 12 months. The amount available as a benefit is up to fifty per cent (50%) of the Net Amount at Risk (Death Benefit less Policy Account Value), up to a maximum of $250,000.

To request an Accelerated Benefit payment, you must send us:

A written request to receive a specific dollar amount or percentage of the Net Amount at Risk, signed by you and in a form acceptable to us; and

A licensed physician's report that the Insured has a terminal illness and has less than 12 months to live, including a brief statement of the basis for these conclusions; and

Written consent to the request by all irrevocable Beneficiaries and collateral assignees (if any), in a form acceptable to us.

We have the right to require additional evidence of the terminal illness, which may include a request for additional information from the reporting physician or an independent evaluation by a physician acceptable to us. If we do not receive requested additional evidence acceptable to us, or if in our opinion such additional evidence fails to support the conclusions in the original physician's report, we may decline your request for an Accelerated Benefit payment, although the Policy itself would remain valid.

If the Insured's terminal illness is caused by a self-inflicted injury, we will decline to pay the Accelerated Benefit and we reserve the right to contest the Policy's validity to the extent described below. (See "Policy Validity; Suicide; Misstatements in Application.")

If we receive notice of the Insured's death before we have made payment of your Acclerated Benefit request, we will stop processing your request and process the Death Benefit claim instead. If we make an Accelerated Benefit payment before we receive notice of the Insured's death, our liability to the Beneficiaries will be limited to the Insurance Proceeds determined as though the Insured had been alive when the Accelerated Benefit was paid.

If we approve your request for an Accelerated Benefit payment, we will:

If necessary, reduce the amount you request so that it does not exceed the maximum amount payable under this benefit, and deduct from the requested amount any Premiums due within the Policy's Grace Period on the date we approve the request; and

Have the right to require compliance with any requirements for Surrenders or withdrawals; and

Establish a lien against future Policy benefits. The lien, from the time the Accelerated Benefit is paid, will accrue interest at the annual rate of six per cent (6%) until the date of the Insured's death. Upon the death of the Insured, we will reduce the Insurance Proceeds payable to the beneficiaries by the amount of the lien, including accrued interest.

After a payment of this benefit, we will continue to make Monthly Deductions based on the entire Net Amount at Risk. A payment of this benefit will not affect the Policy Account Value, Cash Surrender Value or Policy Loans. This benefit is included as part of the Policy for no additional charge.

V. EXTENDED MATURITY

  Extended Maturity begins on the Policy Anniversary nearest the Insured's 100th birthday. On that day:
  We will discontinue Monthly Deductions;
  The Death Benefit will be converted to, and thereafter be defined as, the Policy Account Value, without regard to the Face Amount or Death Benefit Option chosen;
  We will not accept any new Premiums or make any new or additional Policy loans;
  Any outstanding Policy loans will continue in place and interest will continue to accrue unless and until the loans are repaid; and
  The Policy Owner retains all other rights under the Policy.

VI. PREMIUMS AND POLICY ACCOUNT VALUES

A. PREMIUMS

After you pay the Minimum Initial Premium, you can pay subsequent Premiums at any time. Each subsequent Premium payment must be at least the Minimum Premium Amount stated in the Policy Schedule.

We have the right to limit or refund any Premium or portion of a Premium, or to request additional written instructions if, in our opinion, the Premium would:

Disqualify the Policy as a life insurance contract under the Internal Revenue Code; or

Make your Policy a Modified Endowment Contract under the Internal Revenue Code;

Increase the Net Amount at Risk, unless you provide us with satisfactory evidence of the Insured's insurability.

You may not pay any Premiums after the Policy's Extended Maturity date, although you may make loan repayments after that date. (See "Extended Maturity.")

You may pay for the Premiums with a personal check drawn on a U.S. bank subject to our approval. We reserve the right to refuse a personal check for any reason.

If you make a Premium payment with a check that is returned to us unpaid due to insufficient funds or for any other reason, or if your Premium payment is made by an electronic funds transfer that is later reversed due to lack of funds in the bank account from which the transfer was made or for any other reason, we will: (1) reverse the transaction; and (2) if the reversal results in a loss of more than one thousand dollars ($1000.00) to us, redeem a sufficient number of Investment Option Units at the then-current Unit Values to provide us with an amount equal to the loss. Money will be taken proportionately from all of the Investment Options and the Fixed Account in which you are invested.

If you do not have sufficient value in your Cash Surrender Value we may take legal action against you to recover any remaining losses we have incurred.

B. ALLOCATING PREMIUMS AMONG INVESTMENT OPTIONS AND FIXED ACCOUNT

You choose how to allocate your Premium payments among the Investment Options and the Fixed Account, and the percentage to be allocated to each.

For the initial Premium payment, you choose the allocation on the Application or otherwise in writing before the Policy is issued. If applicable state law requires that we return your initial Premium payment without adjustment for investment experience during all or a portion of the Free Look Period, all Net Premiums will be placed in the Money Market Investment Option until the expiration of the Free Look Period, and then allocated to the Investment Options or Fixed Account in accordance with your then-current instructions. If state law does not have this requirement, we will allocate Net Premiums in accordance with your then-current instructions throughout the Free Look Period.

Net Premiums allocated to the Investment Options will be credited to your Policy based on the next computed value of an Investment Option Unit following receipt of your payment at the Service Center. Net Premiums allocated to the Fixed Account will be credited under your Policy as of the date of the payment is received at our Service Center.

For subsequent Premium payments, you may send allocation instructions to our Service Center in accordance with our then-current procedures. If you make a subsequent Premium payment and do not give us allocation instructions for it, we will allocate it among the Investment Options and the Fixed Account in accordance with your most recent allocation instructions. Any allocation instructions will be effective upon receipt in good order at our Service Center, and will apply only to Premium payments received on or after that date.

Instructions may be expressed in dollars or in percentages. All instructions must be in whole numbers. If you give us instructions that are unclear or incomplete, your Premium payment and any future Premium payments will be allocated to the Money Market Investment Option until we receive instructions that are clear and complete. Instructions may be unclear or incomplete if percentage allocations do not total 100% or for some other reason. In the case of incomplete or unclear instructions, we will not be responsible for changes in unit values or for lost market opportunities.

We may limit or discontinue the availability of the Fixed Account for transfers from the Investment Options, or for Premium payments, at any time. If you attempt to place any portion of a Premium payment in the Fixed Account in excess of permitted amounts, we will place any excess in the Money Market Investment Option.

C. POLICY ACCOUNT VALUES AND INVESTMENT OPTION VALUES

The Policy Account Value is the starting point for calculating values under a Policy. The Policy Account Value

Equals the sum of a Policy's Fixed Account value, all Investment Option values, and Loan Collateral Account value;

Is determined on each Valuation Day after the Policy becomes effective; and

Has no guaranteed minimum amount and may be more or less than Premiums paid.

The Cash Surrender Value is the Policy Account Value, less any Loan Balance (which includes accrued interest) and unpaid charges due.

Your Investment Option value is equal to the number of Investment Option units held by the Policy multiplied by the Investment Option's unit value at the end of each Valuation Day.

The value of each Investment Option's Accumulation Units will be calculated as of the close of business (normally 4:00 p.m. Eastern Time) on each day that there is trading on the New York Stock Exchange ("Valuation Day").

VII. VARIABLE ACCOUNT, INVESTMENT OPTIONS AND FIXED ACCOUNT

A. THE VARIABLE ACCOUNT

Fidelity Investments Variable Life Account I ("Variable Account") is a separate investment account of Fidelity Investments Life Insurance Company, and was established on July 22, 1987. The Variable Account is divided into subaccounts ("Investment Options"). Income, gains, and losses credited to, or charged against, an Investment Option reflect the Investment Option's own investment performance and not the investment performance of our other assets. We are the legal owner of the assets in the Variable Account. As required by law, however, the assets of the Variable Account are kept separate from our general account assets and from any other separate accounts we may have, and may not be charged with liabilities from any other business we conduct. The assets in the Variable Account will always be at least equal to the reserves and other liabilities of the Variable Account. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our general account. We are obligated to pay all amounts promised under the Policy.

B. INVESTMENT OPTIONS AND FUNDS

The Investment Options in the Variable Account available in this Policy are listed in the Policy Schedule. Each Investment Option invests exclusively in a single mutual fund ("Fund").

C. CHANGES IN INVESTMENT OPTIONS

We may make additional Investment Options available to you from time to time. We also have the right to eliminate Investment Options, to combine two or more Investment Options, or to substitute a new mutual fund for the mutual fund in which an Investment Option invests. We would obtain any required approvals by state insurance regulators and the Securities and Exchange Commission before making such a substitution. The investment policy of the Variable Account shall not be changed without the approval of the insurance commissioner of the Company state of domicile; the approval process is on file with the insurance commissioner of the state where this Policy was issued.

We also reserve the right to operate the Variable Account as a management investment company under the 1940 Act or any other form permitted by law or to deregister the Variable Account under such Act in the event such registration is no longer required.

D. THE FIXED ACCOUNT

The Fixed Account is a portion of our general account. Subject to our then current rules, you may be able to allocate all or a portion of your Policy Account Value to the Fixed Account.

We guarantee that money held in the Fixed Account will accrue interest daily at an annual rate that will never be less than the guaranteed rate stated in the Policy Schedule.

When you allocate money to the Fixed Account, we assign an interest rate to that amount. The rate will be guaranteed for a period of time. The length of that period will depend on when you allocate the amount to the Fixed Account.

When the period for the initial guaranteed period ends, we will assign a new rate to that amount, and the new rate will be guaranteed for a period of at least one year. At the end of each guaranteed period we will set a new rate, each time for a period of at least one year.

We reserve the right to limit or discontinue at any time the availability of the Fixed Account. If you attempt to place any portion of a Premium payment in the Fixed Account in excess of permitted amounts, we will place any excess in the Money Market Investment Option.

E. MAKING EXCHANGES AMONG INVESTMENT OPTIONS AND FIXED ACCOUNT

1. In General

You may make transfers of money ("Exchanges") among the Investment Options and/or the Fixed Account, subject to Fixed Account limits, by sending us instructions in writing with your original signature or by calling us. We are not, however, required to accept instructions by fax, electronic mail or via the internet, or otherwise not in good order under our then-current procedures.

We do not currently impose any charges when you make Exchanges, but we reserve the right to impose a charge not to exceed the Maximum Exchange Charge stated in the Policy Schedule if you make Exchanges on more than twelve days during a calendar year. Certain Funds impose a short-term redemption fee. See "Charges and Deductions." We reserve the right to limit the number of days on which you can make Exchanges, but you will always be able to make Exchanges on at least five days each Policy Year.

Your request to make an Exchange may be expressed in terms of dollars, such as a request to move $5,000 from one Investment Option to another. You may also request a percentage reallocation among Investment Options. Percentage requests must be made in whole numbers. You cannot move less than $250 from any Investment Option except that if you have less than $250 in an Investment Option you may move the entire amount.

2. Making Exchanges by Telephone

You may make Exchanges by telephone only in accordance with our then-current telephone procedures. We reserve the right to revise or terminate your ability to make Exchanges by telephone. We also reserve the right to limit the amount of any telephone Exchange or to reject any telephone Exchange.

We will not be responsible for any losses resulting from unauthorized telephone Exchanges if we follow reasonable procedures designed to verify the identity of the caller. We may record telephone calls. You should verify the accuracy of your Exchanges by checking the confirmations and statements we send to you as soon as you receive them. Notify the Service Center immediately if you find any discrepancies. We will not be responsible for losses resulting from unit value changes unless you notify us within ten calendar days from the first time we mail a confirmation or statement containing details of the transaction.

3. Use of Market Timing Services

We reserve the right to reject Exchanges communicated to us by anyone acting under a power of attorney on behalf of more than one person. We also reserve the right to reject Exchange instructions we receive from a market timing firm or other third party that any Owner has authorized to make multiple Exchanges. We will exercise these rights only if we believe that doing so will prevent harm to other owners of variable life insurance policies or variable annuity contracts.

4. Effective Date of Exchanges Among Investment Options

Any redemption from an Investment Option that is part of an Exchange among Investment Options will be effected as of the end of the Valuation Day in which we receive the request at our Service Center. Generally the purchase of Investment Option Units in other Investment Options with the proceeds of the redemption will occur at the same time. However, if your Exchange involves (1) moving from an Investment Option that invests in an equity Fund that is in an illiquid position due to substantial redemptions or exchanges that require it to sell portfolio securities in order to make funds available, and (2) moving to an Investment Option that invests in a Fund that accrues dividends on a daily basis and requires federal funds before accepting a purchase order, then there may be a delay in crediting the amount that is moving to the new Investment Option. The delay will last until the Investment Option from which the Exchange is being made obtains liquidity, or for seven days, whichever is shorter.

5. Exchanges To and From the Fixed Account

There is no additional charge for making Exchanges to or from the Fixed Account. You can make Exchanges to and from the Fixed Account only in accordance with our then-current procedures for such Exchanges and only with our consent. We may discontinue the availability of the Fixed Account for Exchanges from the Investment Options at any time. We also reserve the right to limit the frequency and amount of Premiums allocated to, and exchanges into, the Fixed Account.

We will determine in our sole discretion the maximum amount of an Exchange out of the Fixed Account, and we have the right to reject any requested Exchange that would exceed this amount.

When you make a withdrawal or Exchange out of the Fixed Account, the amounts that have been credited to the Fixed Account for the shortest time are withdrawn first.

VIII. CHARGES AND DEDUCTIONS

The Policy is subject to several types of charges and deductions.

A. PREMIUM TAX CHARGE

We deduct a Premium Tax charge from each Premium payment to pay applicable state Premium Taxes, if any. We have the right to deduct any Premium Taxes assessed by municipalities or other governmental entities, if we provide you with advance written notice.

B. MONTHLY DEDUCTION

We make a deduction from the Policy Account Value as of each monthly Policy Processing Day to compensate us for administrative expenses and for the Policy's insurance coverage. You may instruct us to take these deductions from the Money Market Investment Option, or from all Investment Options and the Fixed Account on a pro rata basis, based on the proportion of the Cash Surrender Value then allocated to each Investment Option and to the Fixed Account as of each Policy Processing Day. You may change these instructions by giving notice to us at our Service Center. If you do not provide us with instructions, or if we cannot make a Monthly Deduction per your instructions, we will make the Monthly Deductions from the Investment Options and Fixed Account based on the proportion then allocated to each Investment Option and to the Fixed Account as of each Policy Processing Day.

The Monthly Deduction has three components:

1) The monthly Cost of Insurance charge;

2) The monthly Policy charge; and

3) Charges for Riders you select (as specified in the Policy Schedule).

1. Cost of Insurance

The Cost of Insurance charge is equal to the Net Amount at Risk for your Policy on the Policy Processing Day, times the applicable monthly Cost of Insurance Rate. The Policy Schedule indicates the guaranteed maximum Cost of Insurance Rates applicable to your Policy.

Net Amount at Risk. The Net Amount at Risk is equal to the Death Benefit minus the Policy Account Value on each monthly Policy Processing Day, regardless of your choice of Death Benefit.

We calculate the Net Amount at Risk separately for the initial Face Amount and for any increases in Face Amount. If we approve an increase in your Policy's Face Amount, then a different Underwriting Class (and a different Cost of Insurance Rate) may apply to the amount of the increase, based on the Insured's circumstances at the time of the increase. In order to determine the Net Amount at Risk for each coverage layer, we first calculate your Policy's total Net Amount at Risk. The total Net Amount at Risk is then allocated among the coverage layers, up to each coverage layer's Face Amount, in the reverse order in which the coverage layers were added to the Policy. Any remaining Net Amount at Risk will be allocated to the initial Face Amount layer, even if that Net Amount at Risk is greater than the initial Face Amount.

2. Monthly Policy Charge

The monthly Policy charge stated in the Policy Schedule will not be increased during the life of the Policy.

3. Charges for Optional Riders

We deduct monthly charges for any optional Riders you have selected as part of the Monthly Deduction. These charges will be as described in the Policy Schedule or the Rider(s) attached to this Policy.

C. MORTALITY AND EXPENSE RISK CHARGE

We assess a daily charge against each Policy's assets that are invested in the Investment Options. The charge is at the annual rate(s) stated in the Policy Schedule. The charge is not assessed against amounts invested in the Fixed Account. These rates are guaranteed not to increase.

D. EXCHANGE CHARGE

We do not currently impose any charges when you make Exchanges among Investment Options or the Fixed Account, but we reserve the right to impose a charge not to exceed the Maximum Exchange Charge stated in the Policy Schedule if you make Exchanges on more than twelve days during a calendar year. We would deduct this charge from the amount of the Exchange.

E. FUND EXPENSES

The value of the net assets of each Investment Option reflects the management fees and other expenses incurred by the corresponding Fund in which the Investment Option invests. For more information on the Funds' fees and expenses, please refer to the Fund prospectuses.

F. FUND CHARGES

Some Investment Options may invest in Funds that impose a short-term redemption fee, which is described in the Funds' prospectuses. Any short-term redemption fees that you pay are retained by the Funds, not by Fidelity Investments Life Insurance Company, and are part of the Fund's assets.

IX. SURRENDERS AND PARTIAL WITHDRAWALS

You may Surrender your Policy at any time while the Insured is alive and the Policy is in force. We will send you the Cash Surrender Value less any required tax withholding, any applicable Fund short-term redemption fee and any outstanding charges. You must send written instructions to our Service Center to initiate a Surrender, and we may require that you return your Policy. Your Policy will terminate once we receive your Surrender request in good order at our Service Center.

You may also make Partial Withdrawals of $500 or more from the Cash Surrender Value while the Insured is alive and the Policy is in force. You may not make a Partial Withdrawal that would reduce your Cash Surrender Value to less than $2,500. We may require that Partial Withdrawal requests be made in writing and in accordance with our then-current procedures.

If you do not specify where we should take the money for a Partial Withdrawal, we will take it proportionately from all the Investment Options and from the Fixed Account. You may, in the alternative, specify the dollar amounts or percentages to be withdrawn from each Investment Option (but not the Fixed Account), provided that the Partial Withdrawal amount is less than the total you have in all the Investment Options. If you request a Partial Withdrawal in an amount that is more than the total you have in all the Investment Options, you may instruct us to withdraw all the money you have in the Investment Options and the rest from the Fixed Account.

For jointly owned Policies, we will make all checks payable to both Owners.

We will normally pay you the amount of any Surrender or Partial Withdrawal, less any taxes withheld, any applicable Fund short-term redemption fee and any outstanding charges, within seven days after we receive the Surrender or Partial Withdrawal request in good order at the Service Center. We may, however, delay payment if (a) the disposal or valuation of the assets in an Investment Option is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (b) the SEC by order permits the postponement of payment to protect Policy Owners.

  In addition, we reserve the right to delay payment of any Partial Withdrawal or Surrender from the Fixed Account for not more than six months. If payment from the Fixed Account is delayed more than 30 days, we will credit interest from the date of the withdrawal request at a rate not less than 1.0% per year compounded annually or, if greater, the rate required by applicable law.

Important terms and conditions of Surrenders and Partial Withdrawals:

  A Surrender will take effect and the Policy will terminate on the date we receive your request in good order at our Service Center.
  A Partial Withdrawal reduces the Cash Surrender Value, and can affect the Face Amount, Death Benefit, and the Net Amount at Risk (which is used to calculate the Cost of Insurance charge).
  If Death Benefit Option A is in effect, we will reduce the Face Amount by the amount of the Partial Withdrawal. For purposes of determining the Cost of Insurance charge, any decrease will first be used to reduce the most recent increase in Face Amount, then the next most recent increases, and finally the initial Face Amount.
  If Death Benefit Option B is in effect, a Partial Withdrawal will not affect the Face Amount, but the Death Benefit will be reduced in the same amount as the Policy Account Value.
  You may not make a Partial Withdrawal if, or to the extent that, the Partial Withdrawal would reduce the Face Amount below the minimum Face Amount we require in order to issue a Policy, generally $250,000.
  We reserve the right to reject a request for a Partial Withdrawal if, in our opinion, the requested Partial Withdrawal may cause the Policy to fail to qualify as life insurance under the Internal Revenue Code.
  X. LOANS

After the first Policy Year and before the Extended Maturity Date, and while the Insured is alive and the Policy is in force, you may submit a request to borrow money from us using the Policy as the only collateral for the loan. We normally pay you the loan proceeds within seven (7) days after we receive a loan request. We may postpone payment of loans under certain conditions. See "Policy Lapse and Reinstatement".

  The minimum loan you may take is $500.

The maximum loan you may take is up to 90% of your Policy Account Value.

If you have a Policy loan outstanding, you may take an additional loan so long as the total of all your Policy loans does not exceed 90% of the Policy Account Value, including outstanding Policy Loan indebtedness.

If you have carried a loan balance over from another life insurance policy, you may not request any new loan proceeds during the first Policy Year.

A. LOAN BALANCE AND LOAN COLLATERAL ACCOUNT

  After your loan application is approved, we will take three steps as of the close of business on the next Valuation Day:
  We will send you the initial loan amount requested from our General Account
  We will set up an account to record the amount you owe, the "Loan Balance."
  We will transfer a net amount equal to the initial Loan Balance out of your Investment Options and Fixed Account, into a Loan Collateral Account that we hold as collateral. You may specify that we redeem this amount from specific Investment Options (but not the Fixed Account); otherwise, we will transfer the loan amount on a pro rata basis from all of your Investment Options and the Fixed Account based on the proportion of the Cash Surrender Value then allocated to each Investment Option and to the Fixed Account on the date of the transaction. These amounts will remain in the Loan Collateral Account until you repay the loan.
  If we have approved your request to transfer proceeds to this Policy from another life insurance policy subject to an outstanding loan, your initial Loan Balance and Loan Collateral Account will be the outstanding Loan Balance you owed under the prior policy, and we will pay no new loan proceeds to you.
  The amounts held in the Loan Collateral Account are part of your Policy Account Value. While you have an outstanding Loan Balance, the Cash Surrender Value will be the Policy Account Value (including the Loan Collateral Account balance) less the Loan Balance and any unpaid charges due.

B. INTEREST PROCESSING

  We charge you interest on your Loan Balance at the rate stated in your Policy Schedule. This rate will not be adjusted. Interest will be accrued and added to the Loan Balance on each monthly Policy Processing Day.
  Amounts in the Loan Collateral Account earn interest at an annual rate guaranteed not to be lower than the rates stated in the Policy Schedule. Loan interest is credited to the Loan Collateral Account on each monthly Policy Processing Day.
  Loan interest capitalizes annually on the Policy Anniversary date. Two things happen simultaneously on that day. First, the interest we have credited on the Loan Collateral Account is exchanged into the Investment Options and the Fixed Account in accordance with your then-current Premium allocation instructions. Second, we transfer an amount equal to the interest accrued upon your Loan Balance since the last Policy Anniversary from your Cash Surrender Value to the Loan Collateral Account. We will obtain this amount by making redemptions from the Money Market Investment Option, or on a pro-rata basis from your balances in all Investment Options and the Fixed Account, based on your then-current Monthly Deduction instructions. (See "Monthly Deduction.")

C. REPAYMENT

You may repay all or part of your indebtedness at any time while the Insured is alive and the Policy is in force. Upon each loan repayment, we will allocate an amount equal to the loan repayment (but not more than the Loan Balance) from the Loan Collateral Account back to the Investment Options and/or Fixed Account according to your then-current new Premium allocation instructions, in accordance with our Premium allocation procedures. (See "Allocating Premiums among Investment Options and Fixed Account" above.) We will treat any repayment in excess of the Loan Balance as a Premium payment.

  While your loan is outstanding, we will credit payments we receive as Premium payments or loan repayments in accordance with your written instructions. You must give us specific written instructions if you want a payment to be treated as a loan repayment. We will process all other payments as Premium payments.

XI. POLICY LAPSE AND REINSTATEMENT

A Policy will go into Default if, on a monthly Policy Processing Day, the Cash Surrender Value is insufficient to pay the amount of the Monthly Deduction and the No-Lapse Guarantee no longer applies to the Policy.

We will notify you in writing of any Default and will allow you a Grace Period of 61 days from the date of the written notice, in which you may make a Premium payment sufficient to bring the Policy out of Default. The required payment will be the accumulated deficiencies plus three (3) months' Monthly Deductions.

If we do not receive the required payment by the end of the Grace Period, the Policy will Lapse: that is, terminate with no value. If there is a Policy Loan, we will repossess the collateral held in the Loan Collateral Account and use it to reduce or eliminate the Loan Balance.

A. DEATH DURING GRACE PERIOD

If the Insured dies during the Grace Period, the Cash Surrender Value used in the calculation of the Death Benefit will be the Cash Surrender Value as of the Policy Processing Day on which the Policy went into Default. We will then reduce the Insurance Proceeds by the outstanding monthly charges due at the time we receive proof of death.

B. NO-LAPSE GUARANTEE

As long as your Policy satisfies the No-Lapse Guarantee Cumulative Premium Test, we guarantee that the Policy will not go into Default during the No-Lapse Guarantee period. The No-Lapse Guarantee Period is the first ten (10) Policy Years, if the Issue Age of the Insured is 70 or less; or the first five (5) Policy Years, if the Issue Age of the Insured is 71 or more. If you make a material change to your Policy, such as an increase or decrease in the Face Amount, the Premium payments necessary to maintain this Guarantee may increase or decrease.

Because this guarantee prevents Lapse, it is possible for your Cash Surrender Value to decline below zero. In this case, unless you repay the negative balance before the end of the No-Lapse Guarantee period, your Policy will Lapse after the end of that period.

No-Lapse Guarantee Cumulative Premium Test. The Policy Schedule states the Planned Annual Premium for this Policy. The No-Lapse Guarantee Cumulative Premium Test is satisfied if, on each monthly Policy Processing Day from the Policy Date to the date of the test, the sum of all Premiums paid to date, less any loans and withdrawals taken and any charges or interest then due, equaled or exceeded the sum of the payments that would have been made if the Planned Annual Premium had been paid in timely equal monthly installments prior to each Policy Processing Day. If you fail the Cumulative Premium Test, you will not be able to reinstate this guarantee.

Important: We do NOT monitor or report on the status of your No-Lapse Guarantee. If your Policy fails the No-Lapse Guarantee Cumulative Premium Test at any time, we will NOT notify you, the guarantee will no longer apply and there is no way to reinstate the guarantee.

C. POLICY REINSTATEMENT

An Owner may, by making a written request, reinstate a Policy which has terminated after going into Default at any time within the three-year period following the date of termination subject to the following conditions:

  evidence of the Insured's insurability, satisfactory to us, is provided to us; and
  a payment equal to the amount that was required to bring the Policy out of Default immediately prior to termination, plus an amount equal to the applicable Monthly Deduction for the next three (3) months, must be paid to us.

If reinstatement is approved, the effective date of reinstatement will be the later of the date we approve the Owner's request or the date we receive the required payment at our Service Center.

A reinstated Policy:

Has the same Policy Date as the Policy when originally issued;

Reflects the elimination of any previous Policy loans due to the previous Lapse.

XII. GENERAL PROVISIONS

A. THE CONTRACT

This Policy, the Application, any Riders, and any endorsements/amendments attached to this Policy constitute the entire contract. In issuing this Policy, we have relied on your statements in the Application and in any other materials you submitted and signed to be correct to the best of your knowledge, and we consider statements by the Insured in the Application and such other materials to be representations rather than warranties.

Any modifications or waiver of our rights under a Policy are valid only if they are in writing and signed by the President, Secretary or Assistant Secretary of Fidelity Investments Life Insurance Company. We may modify the Policy to the extent necessary or appropriate to conform to applicable law, to assure continued qualification of the Policy as a life insurance Policy under Federal tax laws, or to reflect a change in the operation of the Variable Account. We will send you an endorsement to the Policy to reflect any such modifications.

All elections, designations, changes, and requests must be made in a form acceptable to the Company and become effective when received by the Company at its Service Center.

The Policy is "non-participating", meaning there are no dividends. Investment results of the Investment Options are reflected in the Policy Account Value and certain other Policy features.

B. POLICY VALIDITY; SUICIDE; MISSTATEMENTS IN APPLICATION

Except for Policy Lapse, we will not contest the validity of the Policy after it has been in force during the Insured's life for two years continuously from the Issue Date and from the date of any Policy reinstatement, or a shorter period if required by state law. Similarly, we will not contest the validity of a Death Benefit change requiring underwriting (i.e., an increase in Face Amount or a change in Death Benefit Option) after such change has been in force during the Insured's life for two years, or a shorter period if required by state law.

If the Policy, or a change in Death Benefit requiring underwriting, has been in force less than two years from the Issue Date, or if a reinstated Policy has been in force less than two years from the date of reinstatement, we can contest the validity of the Policy or Death Benefit change on the grounds of any misrepresentation of a material fact in the applicable Policy, reinstatement or Death Benefit change application.

We reserve the right to obtain evidence of the fact, manner and cause of death of the Insured. You and your Beneficiaries agree to provide us with reasonably timely notice of the death of the Insured, so that our rights are not prejudiced by delay.

If the Insured, whether sane or insane, dies by suicide within two years after the Issue Date or within two years after any Policy reinstatement, or within the maximum period permitted by state law, if less, the Policy will terminate. If a Policy terminates due to a suicide, our liability will be limited to the premiums paid for the Policy less withdrawals and outstanding loans.

If the Insured, whether sane or insane, dies by suicide within two years after a change in Death Benefit requiring underwriting, or within the maximum period permitted by state law, if less, our liability will be limited to the Insurance Proceeds that would have been payable if the change had not taken effect, plus any additional Cost of Insurance charges taken as a result of the change.

If we issued this Policy as the conversion of an older Fidelity Investments Life Insurance Company term life insurance policy ("Converted Policy") on the Insured's life, we will use the original Issue Date and Face Amount of the Converted Policy as the Issue Date and initial Face Amount of this Policy for purposes of the incontestability and suicide provisions in this section.

If the age or, in most states, sex of the Insured is misstated in the Policy Application, the following will occur:

if we discover the misstatement while the Insured is living, we will retroactively adjust the Policy Account Value and the Cash Surrender Value to reflect the Monthly Charges that would have applied if the Policy had correctly stated the age and sex of the Insured;

if we discover the misstatement after the death of the Insured, we will change the Face Amount, Death Benefit and Insurance Proceeds, as well as any Death Benefit payable under any Riders, to reflect the amount that would be purchased by the most recent deductions for the Cost of Insurance and applicable Riders, applying the Insured's correct age and sex.

C. TAX TREATMENT

We intend to administer the Policy so that it qualifies as a life insurance policy under federal tax laws, and we reserve the right to modify this Policy if, in our opinion, it is necessary or appropriate to do so. We will also file any tax reports that are, in our opinion, necessary or appropriate in order to comply with applicable tax laws.

D. SIGNATURE GUARANTEE

A signature guarantee is designed to protect you and us from fraud. We may require you to provide a signature guarantee before we will send money: (a) whenever such process is required by state or federal law; and (b) unless expressly prohibited by state law, whenever required by our then-effective procedures or we deem it necessary for your protection.

E. PERIODIC REPORTS

At least annually, or more often if required by applicable law, we will send you periodic reports about your Policy. These reports will show your Policy Account Value, in total and by Investment Option, the change in value of your investments, any transactions within your Policy (including Premiums received, Monthly Deductions, Exchanges, loans and loan-related activity, and Partial Withdrawals), and any other information required by applicable state or federal law.

GLOSSARY

Accelerated Benefit: An additional benefit of the Policy that permits you to claim a portion of the Insurance Proceeds in the event of the Insured's terminal illness as defined in the Policy. This Benefit comes with the Policy for no additional charge.

Application: A form or set of forms that must be completed and signed by each prospective Owner and each Insured before we can issue a Policy. The Application is attached to and made part of this Policy.

Beneficiary: The person or persons to whom we pay the Insurance Proceeds. Beneficiaries are initially named in the Application.

Cash Surrender Value: The Policy Account Value (the total value of your accounts in the Investment Options, in the Fixed Account, and the Loan Collateral Account), less any Loan Balance (which includes accrued interest) and unpaid charges due.

Cash Value Accumulation Test: One of two tests prescribed in section 7702 of the Internal Revenue Code that define whether an insurance contract qualifies to be treated as a life insurance policy for federal tax purposes. Both this test and the Guideline Premium Test establish requirements for how much the Death Benefit amount must exceed the Policy Account Value through the life of the Policy.

Cost of Insurance: A monthly charge we assess to compensate us for underwriting the Death Benefit. It is the product of your Policy's Cost of Insurance Rate times its Net Amount at Risk on your Policy's monthly Policy Processing Day. It varies from Policy to Policy and from month to month. Your Policy's Schedule page indicates the guaranteed Cost of Insurance charge applicable to your Policy.

Cost of Insurance Rate: This rate is used to calculate the monthly Cost of Insurance charge. It depends on a number of factors that are unique to your Policy, including the Insured's Issue Age, sex and Underwriting Class, as well as the Policy Year and the Face Amount.

Death Benefit: The gross amount, before deduction of Loan Balances and outstanding charges, that we agree to pay the Beneficiary upon receipt of proof of the death of the Insured. The Death Benefit is based upon your choice of Death Benefit Option A or B, your choice of Face Amount and in some cases on the Policy Account Value and choice of tax test, as shown in the Policy Schedule.

Default: A Policy goes into Default if its Cash Surrender Value is too low to pay the Monthly Deduction amount and if the No-Lapse Guarantee no longer applies. Following a Default, the Policy Owner has a 61-day Grace Period in which to make a Premium Payment sufficient to cure the Default.

Exchange: A transaction in which amounts allocated to one Investment Option and/or the Fixed Account are redeemed and invested in a different Investment Option and/or the Fixed Account, at the Owner's request.

Extended Maturity: The period after the Policy Anniversary nearest the Insured's 100th birthday. During Extended Maturity, the Death Benefit is changed to equal the Policy Account Value and we do not assess Monthly Deductions charges after Maturity.

Face Amount: The dollar amount of insurance selected by the Owner. The Face Amount is a factor in determining the Death Benefit and certain charges.

Fixed Account: A part of our general account, to which you may be permitted to allocate Premium payments. Amounts allocated to the Fixed Account do not fluctuate in value, and earn interest at rates that we declare from time to time. We guarantee that the declared rate will always be at least the guaranteed rate stated in the Policy Schedule.

Free Look Period: The period during which you may examine and return the Policy to us at our Service Center and receive a refund. The length of the Free Look Period varies by state.

Fund: A mutual fund in which an Investment Option invests.

Grace Period: A 61-day period after a Policy first goes into Default, after which the Policy will Lapse if the Owner does not make a Premium payment sufficient to cure the Default.

Guideline Premium Test: One of two tests prescribed in section 7702 of the Internal Revenue Code that defines whether an insurance contract qualifies to be treated as a life insurance policy for federal tax purposes. This test defines a limit on the Premiums you can pay into your contract. Both this test and the Cash Value Accumulation Test establish requirements for how much the Death Benefit amount must exceed the Policy Account Value through the life of the Policy.

Insurance Proceeds: The amount we pay to the Beneficiaries or other persons in accordance with this Policy after we receive satisfactory proof of death of the Insured. It is calculated as the Death Benefit, less any Loan Balance, unpaid Monthly Deductions and any payment made under the Accelerated Benefit, including any accrued but unpaid interest. Any Rider benefits will be determined and paid in accordance with the terms of the applicable Rider.

Insured: The person whose life is insured by the Policy, as indicated in the Policy Schedule.

Investment Option: A subaccount of our Variable Account, which invests all of its net assets in a specific Fund. You may allocate Premium payments into one or more Investment Options, and the value of the amount allocated will change daily with the Fund's investment performance.

Issue Age: The Insured's age on the Insured's birthday nearest the Policy Date.

Issue Date: This date is shown in your Policy Schedule. It is the date we produce your Policy.

Lapse: The termination of a Policy without value. If a Policy goes into Default, because the Cash Surrender Value is too low to cover monthly charges and the No-Lapse Guarantee no longer applies, it will Lapse at the end of a 61 day Grace Period unless the Policy Owner makes a minimum Premium payment. You may reinstate a lapsed Policy, subject to certain conditions.

Loan Balance: The principal and accrued interest due under all Policy loans you have taken, as reflected on our records.

Loan Collateral Account: The account to which we transfer collateral for a policy loan from the Investment Options and/or the Fixed Account.

Minimum Initial Premium: The minimum Premium payment needed in order for us to issue a Policy. The amount is based on the Planned Annual Premium stated in the Policy Schedule and your choice of annual, semiannual or month (EFT) payment schedule.

Monthly Deduction: The amount we deduct from the Cash Surrender Value on each monthly Policy Processing Day. The Monthly Deduction includes the Cost of Insurance charge, the monthly Policy charge, and charges for any Riders.

Net Amount at Risk: The Death Benefit minus the Policy Account Value. This figure measures the insurance risk we bear, and is the basis for the Cost of Insurance charge.

Net Premium: The remaining Premium payment amount after we deduct state or local Premium taxes.

No-Lapse Guarantee: A guarantee by us that, as long as your Policy satisfies the No-Lapse Guarantee Cumulative Premium Test as defined in the Policy (see "No-Lapse Guarantee"), the Policy will not Lapse during the No-Lapse Guarantee Period. The No-Lapse Guarantee Period is the first ten (10) Policy Years, if the Issue Age of the Insured is 70 or less; and the first five (5) Policy Years if the Issue Age of the Insured is 71 or more.

Owner ("you"): The person(s) with whom we enter into this contract for a life insurance Policy. The Owner(s) have rights and duties as specified in this Policy, including the rights to designate the Beneficiaries, choose the Death Benefit and Riders and apply for the Accelerated Benefit, and the responsibility to make Premium payments. The Insured is also the Policy Owner unless the Application specifies a different person or persons as the Policy Owner, or unless the ownership rights are later transferred to another Owner(s). The Policy may be jointly owned by a married couple, or by two unmarried individuals where required by state law.

Partial Withdrawal: A Policy Owner's withdrawal of a portion of the Cash Surrender Value.

Planned Annual Premium: An annual Premium amount stated in the Policy Schedule. The Policy Owner is not required to make payments according to this plan to keep the Policy in force. However, a failure to make at least the Planned Annual Premium payments in a timely manner will result in the loss of the No-Lapse Guarantee.

Policy: The Policy includes this document, the Application, any riders, and any endorsements/ amendments attached.

Policy Account Value: The total value of your accounts in the Investment Options, in the Fixed Account, and the Loan Collateral Account. Policy Account Value is the starting point for calculating important values under the Policy, including the Death Benefit and Cash Surrender Value.

Policy Anniversary: The same day and month as the Policy Date in each later year.

Policy Date: The date insurance coverage commences under this Policy. It is stated in your Policy Schedule.

Policy Processing Day: The day of each month after the Policy Date when we deduct monthly charges from the Cash Surrender Value. It is the same day of every month as the Policy Date.

Policy Schedule: The portion of this Policy that sets forth information specific to your agreement with us, including the Insured, Face Amount, Tax Test and Death Benefit Option.

Policy Year: A year that starts on the Policy Date or on a Policy Anniversary.

Premiums: Payments by the Policy Owner to us in order to provide the Policy benefits and fund the Policy Account Value.

Premium Tax: A tax assessed by many state and local governments upon life insurance Premiums.

Rider: An extra benefit that you can choose to add to the Policy, generally for an additional cost. Each Rider has its own form that describes its terms, conditions and benefits. If you purchase a Rider, the Rider form will be attached to your Policy.

SEC: The United States Securities and Exchange Commission.

Service Center: The office where we process Policy-related transactions. Its address is stated on the cover page of this Policy, and may be changed by us upon written notice to you.

Surrender: Termination of the Policy at the request of the Owner(s).

Underwriting Class: The risk classification we assign to the Insured, based on the Application form and evidence of insurability. The Underwriting Class is a principal factor in determining the Cost of Insurance Rate.

Valuation Day: Any day on which the Funds and Investment Options are priced, generally each day the New York Stock Exchange is open for trading.

Variable Account: Fidelity Investments Variable Life Account I. The Variable Account holds all assets allocated by Policy Owners to the Investment Options, and is maintained separately from our General Account.

You: The Owner(s) of the Policy. See "Owner," above.

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

Salt Lake City, Utah

A Stock Life Insurance Company

Principal Office:

82 Devonshire Street

Boston, MA 02109

1-888-343-5433

(888-FIDLIFE)

Nonparticipating - No Annual Dividends

If you have any questions concerning this Policy or if anyone suggests that you change or replace this Policy, please contact your Fidelity Investments Representative or the Executive Office of the Company.